Exhibit 3.313

     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “PROVINCE HEALTHCARE COMPANY” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF MERGER, FILED THE FIFTEENTH DAY OF APRIL, A.D. 2005, AT 9:18 O’CLOCK A.M.

2781088      8100X
110292828
You may verify this certificate online
at corp.delaware.gov/authver.shtml

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 8620236
DATE: 03-14-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:11 AM 04/15/2005
FILED 09:18 AM 04/15/2005
SRV 050305449 - 2781088 FILE
CERTIFICATE OF MERGER
OF
PACERS ACQUISITION CORP.
WITH AND INTO
PROVINCE HEALTHCARE COMPANY
Pursuant to Section 251 of the
General Corporation Law of the State of Delaware
          The undersigned, Province Healthcare Company, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
          FIRST: The name and state of incorporation of each of the constituent corporations of the merger (the “Constituent Corporations”) are as follows:

Name of Corporation	State of Incorporation
Province Healthcare Company	Delaware
Pacers Acquisition Corp.	Delaware
          SECOND: An Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint Hospitals, Inc.., a Delaware corporation, Lakers Holding Corp., a Delaware corporation (“Holding Company”), Lakers Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holding Company, Pacers Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holding Company (“Province Merger Sub”), and the Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005, and Amendment No. 2 to Agreement and Plan of Merger, dated as of March 15, 2005 (as amended, the “Merger Agreement”), to effect, among other things, the merger of Province Merger Sub with and into the Corporation (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”).
          THIRD: The Merger shall become effective, for accounting purposes only, as of 12:00 a.m. on April 16, 2005, and for all other purposes upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with Section 251 and 103 of the DGCL (the “Effective Time”).
          FOURTH: The Corporation will continue as the surviving corporation of the Merger (the “Surviving Corporation”), and at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended as set forth in Exhibit A.

     FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of said principal place of business is:
Province Healthcare Company
c/o LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation upon request and without cost to any stockholder of either constituent corporation.
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     IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 15th day of April, 2005.

PROVINCE HEALTH CARE COMPANY

By:	/s/ Martin S. Rash
Name:	Martin S. Rash
Title:	Chairman of the Board and Chief Executive Officer
Signature Page
Province Healthcare Company Certificate of Merger

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROVINCE HEALTHCARE COMPANY
     1. The name of the Corporation is Province Healthcare Company.
     2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (County of New Castle). The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the DGCL.
     4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.
     5. Elections of directors need not be by written ballot unless required by the By-Laws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.
     6. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and

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repeal from time to time the By-Laws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal By-Laws made by the Board of Directors.
     7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of DGCL Section 102, as the same may be amended and supplemented from time to time. Any repeal or modification of this Section 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     8. The Corporation shall, to the fullest extent permitted by the provisions of DGCL Section 145, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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